Exhibit 22

SUBSIDIARIES OF THE COMPANY

Name and Place of Incorporation	Percentage of Ownership

New Brunswick Scientific (U.K.) Limited
Incorporated in the United Kingdom	100%

New Brunswick Scientific B.V.
Incorporated in The Netherlands	100%

New Brunswick Scientific N.V.
Incorporated in Belgium	100%

New Brunswick Scientific GmbH
Incorporated in Germany	100%

New Brunswick Scientific of Delaware, Inc.
Incorporated in the State of Delaware	100%

New Brunswick Scientific International, Inc.
Incorporated in the State of Delaware	100%

New Brunswick Scientific West Inc.
Incorporated in the State of California	100%

New Brunswick Scientific S.a.r.l.
Incorporated in France	100%

NBS ULT Limited
Incorporated in the United Kingdom	100%

NBS Cryo-Research Limited
Incorporated in the United Kingdom	100%

RS Biotech Laboratory Equipment Limited
Incorporated in the United Kingdom	100%